EXHIBIT 2.5

FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

This First Amendment to Stock Purchase Agreement (this “Amendment”) is dated as of December 28, 2009, by and between Pilgrim’s Pride Corporation, a Delaware corporation (the “Company”), and JBS USA Holdings, Inc., a Delaware corporation (the “Purchaser”). Capitalized terms used but not otherwise defined herein shall have the meaning given such terms in the Stock Purchase Agreement (defined below).

RECITALS:

WHEREAS, the parties hereto are parties to that certain Stock Purchase Agreement dated as of September 16, 2009 (the “Stock Purchase Agreement”); and

WHEREAS, the parties now wish to modify certain terms of the Stock Purchase Agreement as described herein.

AGREEMENT:

In consideration of the foregoing recitals and in further consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree, subject to the terms and conditions hereinafter set forth, as follows:

1. Section 1.01 of the Stock Purchase Agreement is hereby amended to add the following definition of “Notes” between the definitions of “national securities exchange” and “Owned Intellectual Property”:

“ “Notes” means, collectively, (a) those certain 7  5/8% senior notes due May 1, 2015, issued on January 24, 2007 by the Company in the aggregate amount of $400 million; (b) those certain 9  1/4% senior subordinated notes due November 15, 2013, issued on November 21, 2003 by the Company in the aggregate amount of $6.996 million; and (c) those certain 8 3/8% senior subordinated notes due May 1, 2017, issued on January 24, 2007 by the Company in the aggregate amount of $250 million.”

2. Section 10.07 of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“SECTION 10.07. Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the Company and the Purchaser (which consent may be granted or withheld in the sole discretion of the Company or the Purchaser) and any such assignment or attempted assignment without such consent shall be void; provided, however, that the Purchaser may assign this Agreement or any of its rights and obligations hereunder to one or more Domestic Subsidiaries or Affiliates of the Purchaser without the consent of the Company, but no such assignment shall relieve the Purchaser of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. For purposes of this

Section 10.07, the term “Domestic Subsidiary” shall mean any wholly-owned subsidiary of the Purchaser that is (a) organized under the laws of the United States, any State thereof or the District of Columbia and (b) has been formed for the purpose of acquiring a majority of the Reorganized Company Shares, or merging or consolidating with the Company for the purpose of acquiring a majority of the Reorganized Company Shares. For purposes of this Section 10.07, the term “Affiliate” shall mean, with respect to a specified Person, any other Person that possesses, directly or indirectly, the power to (x) direct or cause the direction of the management or policies of the Person specified, whether through the ability to exercise voting power, by contract or otherwise; or (y) vote 10% or more of the securities or general partnership interests having ordinary voting power for the election of directors (or Persons performing similar functions) of the Person specified.”

3. Waiver. Each of the Company and the Purchaser hereby waive the conditions contained in Section 8.01(b) and Section 8.02(c), as applicable, of the Stock Purchase Agreement solely to the extent the Confirmation Order is not a Final Order as a result of the Motion and Notice of Appeal (as defined below). “Motion and Notice of Appeal” means (a) that certain Motion of 401(K) Plan Participants and Beneficiaries to Alter or Amend Findings of Fact, Conclusions of Law, and Order Confirming Debtors’ Amended Joint Plan of Reorganization first filed with the Bankruptcy Court on December 18, 2009, (b) that certain Notice of Appeal of Terri Shirley as Legal Guardian of Pamela Ferebee, an Incapacitated Person, as amended, originally filed with the Bankruptcy Court on December 18, 2009, (c) that certain Motion of Kenneth Patterson and Denise M. Smalls to Alter or Amend the Court’s Findings of Fact, Conclusions of Law and Order Confirming Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (as modified), filed with the Bankruptcy Court on December 23, 2009, and (d) that certain Motion of Certain Poultry Growers in Texas, Louisiana, Arkansas and Oklahoma to Alter or Amend the Court’s Finding of Facts, Conclusions of Law, and Order Confirming Debtors’ Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (As Modified) filed with the Bankruptcy Court on December 24, 2009. For the avoidance of doubt, nothing in this Section 3 shall constitute a waiver by the Company or the Purchaser of Section 8.01(b) and Section 8.02(c), as applicable, of the Stock Purchase Agreement for any purpose or reason other than the Motion and Notice of Appeal.

4. All capitalized terms not defined herein, shall have the meanings ascribed in the Stock Purchase Agreement.

5. Except as expressly modified and superseded by this Amendment, the parties hereto hereby (a) ratify and confirm the Stock Purchase Agreement, and (b) agree that the same shall continue in full force and effect, and (c) agree that the Stock Purchase Agreement, as expressly modified herein, shall continue in full force and effect and be binding upon the parties thereto in accordance with its terms.

6. This Amendment may be executed in one or more counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same instrument.

7. Without limiting any party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Amendment and to decide any claims or disputes which may arise or result from, or be connected with, this

Amendment, any breach or default hereunder, or the Transactions, and (ii) any and all legal proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations indicated in Section 10.02 of the Stock Purchase Agreement; provided, however, that if the Bankruptcy Cases have been closed, the parties agree to exclusive jurisdiction in the Chancery Court of the State of Delaware (for the avoidance of doubt, including with respect to any matters described in Section 10.16 of the Stock Purchase Agreement).

8. The parties hereby unconditionally and irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Amendment or any of the Transactions brought in any court specified in Section 7 above, or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

9. Each of the parties hereto hereby consents to process being served by any party to this Amendment in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 10.02 of the Stock Purchase Agreement.

10. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Amendment, the Stock Purchase Agreement or the Transactions. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Amendment, the Stock Purchase Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10 and Section 10.14 of the Stock Purchase Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

PILGRIM’S PRIDE CORPORATION a Delaware corporation		JBS USA HOLDINGS, INC. a Delaware corporation

By:	/s/ Don Jackson	By:	/s/ Wesley M. Batista
Name: Title:	Don Jackson Chief Executive Officer and President	Name: Title:	Wesley M. Batista President and Chief Executive Officer

[Signature page to First Amendment to Stock Purchase Agreement]